CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$939,000	$109.11

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 26, 2015

(To the Prospectus dated July 19, 2013, the

Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and

the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$939,000

Annual AutoCallable Notes due March 29, 2018

Linked to the Performance of the Lesser Performing Reference Asset of the

iShares® China Large-Cap ETF and the iShares® Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 26, 2015

Issue Date:	March 31, 2015

Final Valuation Date:*	March 26, 2018

Maturity Date:*	March 29, 2018

Call Valuation Dates:*	March 28, 2016 (the “first Call Valuation Date”), March 27, 2017 (the “second Call Valuation Date”) and the Final Valuation Date (the “final Call Valuation Date”).

Call Settlement Date:*	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Reference Assets:	Reference Assets	Bloomberg Ticker Symbol	Initial Price	Barrier Price
	iShares® China Large-Cap ETF	FXI UP <Equity>	$42.47	$31.85
	iShares® Emerging Markets ETF	EEM UP <Equity>	$39.35	$29.51

The iShares® China Large-Cap ETF (the “China ETF”) and the iShares® Emerging Markets ETF (the “Emerging Markets ETF”) are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Automatic Call:	If, on any Call Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Call Price applicable to such date, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described above, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk), calculated as follows:

•       If the Final Price of the Lesser Performing Reference Asset is equal to or greater than its Barrier Price, $1,000 per $1,000 principal amount Note;

•       If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

If your Notes are not automatically called prior to maturity, and if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.25%	97.75%
Total	$939,000	$939,000	$21,127.50	$917,872.50

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $956.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Price:	With respect to each Reference Asset and with respect to each Call Valuation Date, the Call Price will be as follows (in each case, rounded to the nearest cent):

Call Valuation Date	China ETF	Emerging Markets ETF
First	$42.47 (100.00% of the Initial Price)	$39.35 (100.00% of the Initial Price)
Second	$40.35 (95.00% of the Initial Price)	$37.38 (95.00% of the Initial Price)
Final	$38.22 (90.00% of the Initial Price)	$35.42 (90.00% of the Initial Price)

Redemption Price**:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•       13.00% × $1,000, or $130.00, if the Notes are automatically called in respect of the first Call Valuation Date

•       26.00% × $1,000, or $260.00, if the Notes are automatically called in respect of the second Call Valuation Date

•       39.00% × $1,000, or $390.00, if the Notes are automatically called in respect of the final Call Valuation Date

Barrier Price:	With respect to a Reference Asset, 75.00% of its Initial Price, rounded to the nearest cent, as set forth in the table above.

Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above.

Closing Price:

With respect to a Reference Asset on any day, the official closing price of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to both Reference Assets on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741USD7 / US06741USD71

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Closing Price of either Reference Asset on any Call Valuation Date. The following examples do not take into account any tax consequences of investing in the Notes. In addition, these examples make the following key assumptions:

•	Initial Price of each Reference Asset: $100.00*

•	Barrier Price for each Reference Asset: $75.00

•	Call Price for each Reference Asset (first Call Valuation Date): $100.00

•	Call Price for each Reference Asset (second Call Valuation Date): $95.00

•	Call Price for each Reference Asset (final Call Valuation Date): $90.00

•	Redemption Price per $1,000 principal amount Note: $1,130.00 (if called on the first Call Valuation Date), $1,260.00 (if called on the second Call Valuation Date) and $1,390.00 (if called on the final Call Valuation Date)

*	The hypothetical Initial Price of 100.00 for each Reference Asset and the hypothetical Barrier Prices and Call Prices noted above have been chosen for illustrative purposes only. The actual Initial Price, Call Price and Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement. For more information about recent prices of the Reference Assets, please see “Information Regarding the Reference Assets” below.

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Price on First Call Valuation Date	Closing Price on Second Call Valuation Date	Final Price
China ETF	$105.00	N/A	N/A
Emerging Markets ETF	$103.00	N/A	N/A

Because the Closing Price of each Reference Asset is equal to or greater than its respective Call Price for the first Call Valuation Date, the Notes are automatically called and you will receive the applicable Redemption Price of $1,130.00 per $1,000 principal amount Note on the Call Settlement Date.

The return on investment of the Notes is 13.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Closing Price on First Call Valuation Date	Closing Price on Second Call Valuation Date	Final Price
China ETF	$120.00	$97.00	N/A
Emerging Markets ETF	$90.00	$105.00	N/A

Because the Closing Price of the Emerging Markets ETF is less than its Call Price for the first Call Valuation Date, the Notes are not automatically called. Because, however, the Closing Price of each Reference Asset is equal to or greater than their respective Call Prices for the second Call Valuation Date, the Notes are automatically called and you will receive the applicable Redemption Price of $1,260.00 per $1,000 principal amount Note on the Call Settlement Date.

The return on investment of the Notes is 26.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price ($)		Reference Asset Return
China ETF	Emerging Markets ETF	China ETF	Emerging Markets ETF	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity (per $1,000 principal amount Note)
200.00	210.00	100.00%	110.00%	100.00%	$1,390.00(1)
190.00	200.00	90.00%	100.00%	90.00%	$1,390.00(1)
185.00	180.00	85.00%	80.00%	80.00%	$1,390.00(1)
170.00	190.00	70.00%	90.00%	70.00%	$1,390.00(1)
160.00	170.00	60.00%	70.00%	60.00%	$1,390.00(1)
150.00	155.00	50.00%	55.00%	50.00%	$1,390.00(1)
165.00	140.00	65.00%	40.00%	40.00%	$1,390.00(1)
130.00	140.00	30.00%	40.00%	30.00%	$1,390.00(1)
120.00	140.00	20.00%	40.00%	20.00%	$1,390.00(1)
110.00	115.00	10.00%	15.00%	10.00%	$1,390.00(1)
100.00	100.00	0.00%	0.00%	0.00%	$1,390.00(1)
110.00	95.00	10.00%	-5.00%	-5.00%	$1,390.00(1)
90.00	97.50	-10.00%	-2.50%	-10.00%	$1,390.00(1)
102.00	85.00	2.00%	-15.00%	-15.00%	$1,000.00(2)
80.00	95.00	-20.00%	-5.00%	-20.00%	$1,000.00(2)
75.00	106.00	-25.00%	6.00%	-25.00%	$1,000.00(2)
95.00	70.00	-5.00%	-30.00%	-30.00%	$700.00(3)
120.00	60.00	20.00%	-40.00%	-40.00%	$600.00(3)
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00(3)
60.00	40.00	-40.00%	-60.00%	-60.00%	$400.00(3)
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00(3)
25.00	20.00	-75.00%	-80.00%	-80.00%	$200.00(3)
10.00	20.00	-90.00%	-80.00%	-90.00%	$100.00(3)
5.00	0.00	-95.00%	-100.00%	-100.00%	$0.00(3)

(1)	Because the Final Price of each Reference Asset is equal to or greater its respective Call Price for the Final Valuation Date, the payment at maturity is equal to the Redemption Price attributable to the final Call Valuation Date (the Final Valuation Date).
(2)	Because the Final Price of at least one Reference Asset is less than its Call Price on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Price of the Lesser Performing Reference Asset is not less than its respective Barrier Price the investor receives at maturity $1,000 per $1,000 principal amount Note that they hold.
(3)	Because the Final Price of at least one Reference Asset is less than its Call Price on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Price of the Lesser Performing Reference Asset is less than its respective Barrier Price, the investor is fully exposed to the negative Reference Asset Return of the Lesser Performing Reference Asset.

Example 3: The Final Price of the China ETF is $110.00 and the Final Price of the Emerging Markets ETF is $95.00.

Because the Final Price of each Reference Asset is equal to or greater than its respective Call Price for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive a payment at maturity equal to the applicable Redemption Price of $1,390.00 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 39.00%.

Example 4: The Final Price of the China ETF is $102.00 and the Final Price of the Emerging Markets ETF is $85.00.

Because the Final Price of the Emerging Markets ETF is below its Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Reference Asset Return of the Emerging Markets ETF is lower than the Reference Asset Return of the China ETF, the Emerging Markets ETF is the Lesser Performing Reference Asset. Because the Final Price of each Reference Asset is greater than its respective Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

Example 5: The Final Price of the China ETF is $120.00 and the Final Price of the Emerging Markets ETF is $60.00.

Because the Final Price of the Emerging Markets ETF is below its Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Reference Asset Return of the Emerging Markets ETF is less than the Reference Asset Return of the China ETF, the Emerging Markets ETF is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

The return on investment of the Notes is- 40.00%.

Example 6: The Final Price of the China ETF is $30.00 and the Final Price of the Emerging Markets ETF is $50.00.

Because the Final Price of at least one Reference Asset (and, in this case, each Reference Asset) is below its Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Reference Asset Return of the China ETF is less than the Reference Asset Return of the Emerging Markets ETF, the China ETF is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

The return on investment of the Notes is- 70.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Price of either Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset (regardless of the performance of the other Reference Asset) and you will lose some or all of the principal amount of your Notes.

You may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), the Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Call Valuation Date is not a Reference Asset Business Day.

If the Calculation Agent determines that a Call Valuation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the Call Valuation Date will be postponed. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day. In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of either Reference Asset unaffected by such Market Disruption Event using the Closing Price on such fifth day, and will make an estimate of the Closing Price of the Reference Asset(s) affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Call Valuation Date (including the Final Valuation Date) may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event), as described above.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	Exposure to the Reference Assets—The “automatic call” feature and any return on the Notes is linked to the performance of the Reference Assets. The China ETF seeks to track the investment results, before fees and expenses, of the FTSE® China 50 Index (the “FTSE China 50 Index”), which is comprised of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “Emerging Markets Index”). For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets. Subject to the discussion of Section 1260 of the Internal Revenue Code (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Reference Assets that is subject to the constructive ownership rules of Section 1260 of the Code. Because the Notes have a return profile that differs substantially from the return profile of the Reference Assets, we believe that Section 1260 of the Code should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the lesser performing Reference Asset referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss— The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Return Represented by the Applicable Redemption Price—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described above in this pricing supplement. You will not participate in any appreciation of either Reference Asset above the return represented by the applicable Redemption Price (if the Notes are automatically called), which may be significant.

•	If Your Notes Are Not Automatically Called, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Lesser Performing Reference Asset—If the Notes are not automatically called, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and, therefore, the payment at maturity will not be made based on any price of the Reference Assets other than the Final Price of the Lesser Performing Reference Asset (as compared to its Initial Price). Therefore, if the Notes are not automatically called and if the price of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of Either Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Prices of the Reference Assets on each Call Valuation Date. Accordingly, if the price of either Reference Asset dropped on any Call Valuation Date such that the Closing Price of such Reference Asset falls below the applicable Call Price, your Notes will not be called in respect of such Call Valuation Date.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on a Call Valuation Date is equal to or greater than its applicable Call Price on such date, as described above. As such, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action can be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Assets or the securities underlying either Reference Asset would have.

•	Certain Features of Exchange-Traded Funds Will Impact the Prices of the Reference Assets and the Value of the Notes:

•	Management risk. This is the risk that the respective investment strategies for the Reference Assets, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets, nor would they sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the losses of the Reference Assets, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

•	Underperformance Risk. The performance of the Reference Assets may not replicate the performance of, and may underperform, their respective underlying indices. The Reference Assets will reflect transaction costs and fees that will reduce their relative performance. Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its respective underlying index.

•	The Notes are Subject to Non-U.S. Securities Market Risks—Some or all of the equity securities that are held by the Reference Assets have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Risks Associated with Emerging Markets—Because each Reference Assets invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	The Notes are Subject to Currency Exchange Rate Risk—The securities held by each Reference Asset are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks held in the portfolios of the Reference Assets are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities held by one or both Reference Assets are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•	The Underlying Index of the China ETF Has Recently Changed—Prior to September 19, 2014, the China ETF tracked the performance of the FTSE China 25 Index, which included only 25 of the largest and most liquid Chinese stocks. The FTSE 25 Index was replaced by the FTSE 50 Index on September 22, 2014. On that date, the China ETF began tracking the FTSE China 50 Reference Index, an interim transition index that added 25 new constituents and, over the course of three periodic reviews, gradually increased the weightings of the new constituents. On November 21, 2014, after the transition to the current methodology was replaced, the FTSE China 50 Reference Index was replaced by the FTSE China 50 Index and, accordingly, the China ETF began tracking the FTSE China 50 Index.

Because limited performance history exists for the period in which the China ETF has tracked the FTSE China 50 Index, a investment in the Notes may involve greater risk than investing in notes linked to the performance of one or more reference assets with a more established record of performance. As noted above, the historical performance of the China ETF (whether before or after the date on which it began tracking the FTSE China 50 Index) should not be taken as an indication of future performance.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the common stocks underlying their respective underlying indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying Reference Assets and their respective underlying indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

General

We have derived all information contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation and changes in components, from the China ETF’s prospectus dated December 1, 2014, the Emerging Market ETF’s prospectus dated December 30, 2014, and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). Each of the China ETF and the Emerging Markets ETFs are investment portfolios maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the China ETF and the Emerging Markets ETF. The China ETF and the Emerging Markets ETFs are exchange-traded funds that trade on the NYSE Arca, Inc. under the ticker symbol “FXI” and “EEM”, respectively.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Reference Assets. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the the Reference Assets, please see each Reference Asset’s prospectus. In addition, information about iShares® and the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Assets, any information contained on the iShares® website, or of any other publicly available information about the Reference Assets. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The China ETF

Investment Objective and Strategy

The China ETF seeks to track the investment results, before fees and expenses of the FTSE China 50 Index, which is composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange. For more information about the FTSE China 50 Index, please see “—The FTSE China 50 Index” below.

As of March 26, 2015, the China ETF’s top holdings by sector were Financials (48.23%), Telecommunications (12.00%), Oil and Gas (11.63%), Technology (11.05%) and Consumer Goods (6.27%).

The China ETF uses a representative sampling indexing strategy to try to track the FTSE China 50 Index. The China ETF generally invests at least 90% of its assets in securities of the FTSE China 50 Index and depository receipts representing securities in the FTSE China 50 Index. In addition, the China ETF may invest up to 10% of its assets in other securities, including securities not in the FTSE China 50 Index, but which BFA believes will help the China ETF track the FTSE China 50 Index.

Representative Sampling

As noted above, the China ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the FTSE China 50 Index. Representative sampling means that the China ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the FTSE China 50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the FTSE China 50 Index. The China ETF may or may not hold all of the securities in the FTSE China 50 Index.

Correlation

The FTSE China 50 Index is a theoretical financial calculation, while the China ETF is an actual investment portfolio. The performance of the China ETF and the FTSE China 50 Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The China ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the FTSE China 50 Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The FTSE China 50 Index

General

All information regarding the FTSE China 50 Index (formerly the FTSE China 25 Index) set forth in this pricing supplement reflects the policies of, and is subject to change by, FTSE® International Limited (“FTSE”). The FTSE China 50 Index is calculated, published and disseminated by FTSE. The FTSE China 50 Index is reported by FTSE on Bloomberg page “XIN0I <Index>”.

The FTSE China 50 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE China 50 Index is calculated and published in Hong Kong dollars and United States dollars and is currently based on the 50 largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. Currently, only “H” shares, “Red Chip” shares and “P Chip” shares are eligible for inclusion in the FTSE China 50 Index. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Hong Kong Stock Exchange. “Red Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government and have the majority of their revenue or assets derived from mainland China. “P Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are controlled by individuals located in mainland China and have the majority of their revenue or assets derived from mainland China.

Eligibility Criteria

All classes of equity in issue are eligible for inclusion in the FTSE China 50 Index, subject to certain restrictions, so long as such equities are a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments are not eligible for inclusion. In order to ensure that component securities are sufficiently liquid, the following criteria (among others) are used to determine eligibility:

•	Price. FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.

•	Liquidity. Each security is tested for liquidity on a semi-annual basis each March and September by calculation of its median daily trading volume per month as part of the FTSE All-World Index review. The median trading volume is calculated by ranking each daily trade total and selecting the middle-ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

•	New Issues. New issues become eligible for inclusion in the FTS China 50 Index at the March and September review of constituents, provided they have a minimum trading record of at least three months prior to the date of such review and turnover of a minimum of 0.05% of their free float adjusted shares based on their median daily trading volume per month in each month since their listing, except in certain circumstances.

The FTSE China 50 Index is governed by the FTSE Asia Pacific Regional Advisory Committee, an independent advisory committee that ensures that the FTSE China 50 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 50 Index. The FTSE Asia Pacific Regional Advisory Committee is responsible for undertaking the review of the FTSE China 50 Index and for approving changes of constituents.

The FTSE China 50 is a free-float adjusted index. Free float restrictions are calculated using available published information. For securities of companies that have been admitted to the FTSE China 50 Index with a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Securities of companies with a free float of 5% or below are not eligible for inclusion in the FTSE China 50 Index. Following the application of an initial free float restriction, a component security’s free float will be changed only if its rounded free float moves to more than three percentage points above or below the existing rounded free float. Where a component security’s actual free float moves above 99%, it will not be subject to the three percentage points threshold and will be rounded to 100%. The three percentage point threshold does not apply if the free float is less than 15%.

Foreign ownership limits, if any, are applied after calculating the actual free float restriction. If the foreign ownership limit is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied (subject to certain other conditions).

The FTSE China 50 Index is periodically reviewed for changes in the constituents of the FTSE China 50 Index. These reviews coincide with the quarterly reviews undertaken of the capping factor. Implementation of any changes takes place after the close of business on the third Friday in March, June, September and December. In addition, at the quarterly review, the “capping factor” (used to limit the concentration in the index to any particular security) for each component security is determined using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after the close of business on the third Friday in March, June, September and December based on the component securities, shares in issue and free float on the next trading day following the third Friday of the review month.

A component security’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE China 50 Index, any change in free float is implemented at the same time as the corporate action.

Historical Performance of the China ETF

You should not take the historical prices of the China ETF as an indication of the future performance of the China ETF. The price of the China ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the China ETF during any period shown below is not an indication that the price of the China ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the China ETF. The actual performance of the China ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the China ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarters of 2015 (through March 26, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended**	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$59.25	$41.14	$45.05
June 30, 2008	$54.58	$43.13	$43.83
September 30, 2008	$47.20	$30.88	$34.47
December 31, 2008	$34.35	$19.36	$29.18
March 31, 2009	$31.58	$22.80	$28.52
June 30, 2009	$40.12	$29.23	$38.37
September 30, 2009	$43.78	$36.51	$40.94
December 31, 2009	$46.35	$39.48	$42.27
March 31, 2010	$44.56	$37.17	$42.10
June 30, 2010	$44.59	$37.01	$39.13
September 30, 2010	$42.85	$38.73	$42.82
December 31, 2010	$47.93	$42.20	$43.09
March 31, 2011	$44.96	$41.16	$44.96
June 30, 2011	$46.40	$41.11	$42.95
September 30, 2011	$43.31	$30.83	$30.83
December 30, 2011	$38.95	$29.75	$34.87
March 30, 2012	$40.48	$35.15	$36.63
June 29, 2012	$38.34	$31.83	$33.67
September 28, 2012	$35.29	$32.09	$34.61
December 31, 2012	$40.48	$34.91	$40.48
March 28, 2013	$41.86	$36.33	$36.90
June 28, 2013	$38.62	$31.70	$32.52
September 30, 2013	$39.15	$31.73	$37.08
December 31, 2013	$40.19	$36.42	$38.35
March 31, 2014	$37.12	$32.98	$35.78
June 30, 2014	$38.28	$34.59	$37.04
September 30, 2014	$42.52	$37.32	$38.28
December 31, 2014	$41.98	$37.46	$41.62
March 26, 2015*	$43.86	$40.77	$42.47

*	For the period commencing on January 1, 2014 and ending on March 26, 2015
**	The China ETF completed the transition of its underlying index from the FTSE® China 25 Index to the FTSE China 50 Index on November 21, 2014. See “Selected Risk Considerations—The Underlying Index of the China ETF Has Recently Changed” in this pricing supplement for more information.

The following graph sets forth the historical performance of the China ETF based on the daily Closing Prices January 1, 2008 through March 26, 2015. The Closing Price of the China ETF on March 26, 2015 was $42.47.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Emerging Markets ETF

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the Emerging Markets Index. For more information about the Emerging Markets Index, please see “—The Emerging Markets Index” below.

As of March 26, 2015, the Emerging Markets ETF’s top five holdings by country were China (22.07%), South Korea (15.07%), Taiwan (13.01%), South Africa (7.90%) and Brazil (7.32%). As of March 26, 2015, the Emerging Markets ETF’s five largest sectors by holdings were Financials (28.16%), Information Technology (19.20%), Consumer Discretionary (9.24%), Consumer Staples (8.01%) and Energy (7.75%).

The Emerging Markets ETF uses a representative sampling indexing strategy to try to track the Emerging Markets Index. The Emerging Markets ETF generally invests at least 90% of its assets in securities of the Emerging Markets Index and depository receipts representing securities in the Emerging Markets Index. In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the Emerging Markets Index.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Emerging Markets Index. Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the Emerging Markets Index.

Correlation

The Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI Emerging Markets Index

The Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement

Historical Information Regarding the Emerging Markets ETF

You should not take the historical prices of the Emerging Markets ETF as an indication of the future performance of the Emerging Markets ETF. The price of the Emerging Markets ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Emerging Markets ETF during any period shown below is not an indication that the price of the Emerging Markets ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Emerging Markets ETF. The actual performance of the Emerging Markets ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the China for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarters of 2015 (through March 26, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$50.37	$42.17	$44.79
June 30, 2008	$51.70	$44.43	$45.19
September 30, 2008	$44.43	$31.33	$34.53
December 31, 2008	$33.90	$18.22	$24.97
March 31, 2009	$27.09	$19.94	$24.81
June 30, 2009	$34.64	$25.65	$32.23
September 30, 2009	$39.29	$30.75	$38.91
December 31, 2009	$42.07	$37.56	$41.50
March 31, 2010	$43.22	$36.83	$42.12
June 30, 2010	$43.98	$36.16	$37.32
September 30, 2010	$44.77	$37.59	$44.77
December 31, 2010	$48.58	$44.77	$47.62
March 31, 2011	$48.69	$44.63	$48.69
June 30, 2011	$50.21	$45.50	$47.60
September 30, 2011	$48.46	$34.95	$35.07
December 31, 2011	$42.80	$34.36	$37.94
March 30, 2012	$44.76	$38.23	$42.94
June 29, 2012	$43.54	$36.68	$39.19
September 28, 2012	$42.37	$37.42	$41.32
December 31, 2012	$43.76	$40.14	$43.70
March 31, 2013	$45.20	$41.80	$42.78
June 30, 2013	$44.23	$36.63	$38.57
September 30, 2013	$43.29	$37.34	$40.77
December 31, 2013	$43.66	$40.44	$41.77
March 31, 2014	$40.99	$37.09	$40.99
June 30, 2014	$43.95	$40.82	$43.23
September 30, 2014	$45.85	$41.56	$41.56
December 31, 2014	$42.44	$37.73	$39.29
March 26, 2015*	$41.07	$37.92	$39.35

*	For the period commencing on January 1, 2015 and ending on March 26, 2015

The following graph sets forth the historical performance of the Emerging Markets ETF based on daily closing prices from January 1, 2008 through March 26, 2015. The Closing Price of the Emerging Markets ETF on March 26, 2015 was $39.35.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.